UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 13, 2020
Date of Report (Date of earliest event reported)
DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38142		35-2581557
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

7102 Commerce Way	Brentwood	Tennessee	37027
(Address of Principal Executive)			(Zip Code)
(615) 771-6701
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DK	New York Stock Exchange
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Exchange Agreement
On August 13, 2020, Delek Logistics Partners, LP (the “Partnership”) entered into an Exchange Agreement (the “Exchange Agreement”) with Delek Logistics GP, LLC, the general partner of the Partnership (the “General Partner”) and a 94.8% owned subsidiary of Delek US Holdings, Inc. (“Delek US”). Pursuant to the Exchange Agreement, the General Partner exchanged (a) its 2.0% economic general partner interest in the Partnership and (b) all of the outstanding incentive distribution rights in the Partnership for (1) a non-economic general partner interest in the Partnership and (2) total consideration consisting of (x) $45 million in cash and (y) 14,000,000 newly issued common units representing limited partner interests in the Partnership (together, the “Restructuring Transactions”).
The Exchange Agreement contains representations, warranties and covenants customary for an agreement of this type. The closing of the Restructuring Transactions occurred simultaneously with the execution of the Agreement on August 13, 2020.
The foregoing description of the Exchange Agreement is not complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.
Relationships
Prior to the Restructuring Transactions, Delek US owned a 70.5 % limited partnership interest in the Partnership and a 94.8% interest in the General Partner, which owned the entire 2.0% general partner interest and all incentive distribution rights in the Partnership. Ezra Uzi Yemin, the Chairman of the Board, Chief Executive Officer and President of Delek US and the Partnership, and Frederec Green, the Executive Vice President, Corporate Development, of Delek US and the Partnership, owned the remaining 5.0% and 0.2% interest, respectively, in the General Partner. Each of the Partnership and the General Partner is a direct or indirect subsidiary of Delek US. As a result, certain individuals, including officers and directors of Delek US and the General Partner, serve as officers and/or directors of the Partnership. Additionally, the Partnership and Delek US have certain commercial relationships as further described in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2019.
Item 7.01. Regulation FD Disclosure.
On August 13, 2020, the Delek US issued a press release announcing the Restructuring Transactions discussed above. A copy of the press release is attached as Exhibit 99.1.
The information in this Item 7.01 is being furnished, not filed, pursuant to Regulation FD. Accordingly, the information in Item 7.01 of this report will not be incorporated by reference into any registration statement filed by Delek US under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by Delek US that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of Delek US or any of its affiliates.
Item 8.01. Other Events.
In connection with the Restructuring Transactions, the independent, disinterested members of the Board of Directors of Delek US approved the purchase by the General Partner of the 5.0% and 0.2% interest in the General Partner previously held by Messrs. Yemin and Green, respectively, for aggregate cash consideration of $23.1 million, pursuant to letter agreements with each of them. Pursuant to the letter agreements, Messrs. Yemin and Green released any and all future claims related to their ownership of membership interests in the General Partner. Following the purchase, the General Partner is a 100% owned subsidiary of Delek US. The foregoing description of the letter agreements is not complete and is qualified in its entirety by reference to the full text of such letter agreements, which are attached as Exhibits 10.2 and 10.3 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Exchange Agreement, dated as of August 13, 2020, by and between Delek Logistics Partners, LP and Delek Logistics GP, LLC.

10.2	Letter Agreement, dated August 13, 2020, by and among Delek Logistics GP, LLC and Ezra Uzi Yemin.

10.3	Letter Agreement, dated August 13, 2020, by and among Delek Logistics GP, LLC and Frederec Green.

99.1	Press release issued August 13, 2020.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2020	DELEK US HOLDINGS, INC.

/s/ Reuven Spiegel
Name: Reuven Spiegel
Title: Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)